Exhibit 99.1

              Advanced BioPhotonics Inc. Closes on Second
                     Milestone of $4.0 Financing

    BOHEMIA, N.Y.--(BUSINESS WIRE)--Jan. 9, 2006--Advanced BioPhotonics Inc. (OTCBB: ABPH)(Frankfurt/FSE: YP2) reported today that it has filed a registration statement on Form SB-2 with the Securities and Exchange Commission completing the second milestone of its previously announced financing. The Company received $1 million in gross proceeds that was payable upon completion of that milestone. An additional $2 million in gross proceeds will be paid at the time the registration statement becomes effective. For more details refer to the Company's Form 8-K filed today with the SEC at http://sec.gov.
    "I am glad that ABPH met this milestone in an efficient and timely manner," said Denis O'Connor, CEO of Advanced BioPhotonics. "The proceeds will be used to continue the clinical validation necessary to fuel market adoption and revenue opportunities for our BioScanIR(R) product, which we hope will occur in the near future."

    About Advanced BioPhotonics

    Advanced BioPhotonics Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared technology for the observation and measurement of changes of photonic activity within tissue. Advanced BioPhotonics provides imaging technology for clinicians and researchers for, disease detection and disease management and drug discovery applications.
    Advanced BioPhotonics mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

    This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.



    CONTACT: Advanced BioPhotonics Inc.
             Denis O'Connor, 631-244-8244